Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

October 4, 2005

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

American Equity Announces Third Quarter 2005 Sales and

Schedules Quarterly Earnings Release,

Conference Call and Webcast

WEST DES MOINES, IA October 4, 2005 — American Equity Investment Life Holding Company (NYSE: AEL) today announced that its annuity sales in the third quarter of 2005 totaled $739 million, bringing year-to-date sales to $2.2 billion.   Monthly sales during the quarter were: July 2005 — $214 million; August 2005 — $265 million; and September 2005 — $260 million.  Sales during the third quarter increased by 59% compared to third quarter 2004 production of $466 million.  In addition, the number of independent, licensed agents appointed by AEL to sell its products topped 50,000 for the first time, fulfilling the company’s recruiting goal for 2005.

AEL will announce its third quarter 2005 earnings after the close of market on Tuesday, November 1, 2005.  The third quarter earnings release and financial supplement will be posted on the American Equity web site, (www.american-equity.com) at that time.

AEL will hold a conference call to discuss third quarter 2005 earnings on Wednesday, November 2, 2005 at 10:00 a.m. Central Time.  The conference call will be webcast live on the Internet.  Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 866-831-6272, passcode 49666204, (international callers, please dial 617-213-8859).   An audio replay will be available shortly after the call on AEL’s web site.  An audio replay will also be available via telephone through November 11, 2005 by calling 888-286-8010, passcode 44411315 (international callers will need to dial 617-801-6888).

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed rate and index annuities.  The company’s headquarters are located at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

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